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                                                                    Exhibit 99.1

    IMAGEMAX ANNOUNCES EXTENSION OF FORBEARANCE AGREEMENT WITH SENIOR LENDERS

         Fort Washington, PA, October 7, 2003 - ImageMax, Inc. (OTCBB:IMAG.OB) announced that it has amended its Forbearance Agreement with its senior lenders, Commerce Bank, NA and FirsTrust Bank, extending the forbearance period until October 31, 2003. The amendment is necessary as the Company is in default of certain financial covenants as of September 30, 2003 (the "Default") under its senior credit facility. Pursuant to the amendment, the senior lenders agreed to continue to forbear from exercising their rights under the senior credit facility with respect to the Default through October 31, 2003, upon the satisfaction of certain conditions set forth in the amendment. As the forbearance period will expire on October 31, 2003 pursuant to the terms of the amendment, the Company will need to negotiate another amendment to extend the forbearance period and have access to its credit facilities for the balance of the 2003 fiscal year.

         Additionally, the Company expects to receive a waiver from its subordinated debt holders with respect to the default which has occurred, as a consequence of the Default, under the Company's agreements with its subordinated debt holders.

         As previously disclosed, as of June 30, 2003 the Company was in an over-advance position of $886,000 under its revolving credit line. The Company expects that its financial results as of September 30, 2003 will reflect that this over-advance position was substantially reduced or eliminated as of such date.

         This press release contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to the Company or its management, are intended to identify such forward-looking statements. The Company's actual results, performance, or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those set forth in "Business--Risk Factors" as disclosed in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and other Company filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of the Company. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.